    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS FOURTH QUARTER RESULTS
Record sales and earnings driven by RV demand and diversification strategy

Fourth Quarter 2020 Highlights

•Net sales of $783.0 million in the fourth quarter, an increase of 39% year-over-year
•Net income increased $19.9 million, or 69%, to $48.7 million, or $1.92 per diluted share, in the fourth quarter
•Adjusted EBITDA increased $30.9 million, or 54%, to $88.1 million in the fourth quarter
•North American RV OEM sales grew to $402.9 million in the fourth quarter, up 25% year-over-year
•Adjacent Industries OEM sales grew to $189.9 million in the fourth quarter, up 20% year-over-year
•Aftermarket Segment sales grew to $157.3 million in the fourth quarter, up 129% year-over-year
•Completed the acquisitions of Veada Industries and Challenger Door, each with $80 million of annual sales
•Quarterly dividend of $0.75 per share paid totaling $18.9 million

Full Year 2020 Highlights

•Net sales of $2.8 billion, an increase of 18% year-over-year
•Net income increased $11.9 million, or 8%, to $158.4 million, or $6.27 per diluted share
•Adjusted EBITDA increased $52.6 million, or 19%, to $328.2 million
•Execution of diversification strategy continued as net sales outside of North American RV OEM net sales grew to 50.3% of total net sales for the year ended December 31, 2020, compared to 42.0% in the prior year
•Completed three strategic acquisitions for combined purchase price of $182.1 million
•Returned $70.4 million to shareholders through payment of dividends

Elkhart, Indiana - February 9, 2021 - LCI Industries (NYSE: LCII) which, through its wholly-owned subsidiary, Lippert Components, Inc. ("LCI"), supplies a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation product markets, and the related aftermarkets of those industries, today reported fourth quarter and full year 2020 results.

“2020 proved to be a historic year for LCI Industries in many respects, starting with our response to the COVID-19 pandemic and related shutdowns, and culminating with record annual net sales of $2.8 billion. This could not have been possible without the tremendous efforts of our team. They successfully navigated an unprecedented economic environment to capture incredible industry demand, while also working to mitigate supply chain and labor constraints that have impacted the wider RV and marine space. Our team marched right into the storm, led by an experienced leadership team, which has proven time and again that they can pivot quickly – even in times of global crisis – to position LCI Industries to emerge stronger and ready for growth. This outperformance is a testament to the strong, cohesive culture which we continue to foster throughout our Company, and I am thankful for each and every one of our teammates across the globe,” commented Jason Lippert, LCI Industries’ President and Chief Executive Officer.

“Furthermore, our focus on operational excellence and commitment to innovation enabled strong organic growth during the year, and importantly, we continued to execute on our diversification strategy, expanding further into the marine and adjacent industries through the acquisitions of Challenger Door and Veada Industries to further establish LCI Industries as an industry leader,” continued Lippert. “We believe that retail tailwinds, which supported our growth in 2020, will remain elevated well into 2021 and beyond. Strong demand for recreational products continues, bolstered by expanded accessibility from popular services like peer-to-peer rentals and remote work and school, along with the significant reduction in air travel, all of which draw more consumers into the outdoor lifestyle. I would like to again thank all of our team for their hard work as we look to maintain this momentum, accelerate growth and deliver value to our customers, shareholders, team members, and communities in the new year.”

Fourth Quarter 2020 Results

Consolidated net sales for the fourth quarter of 2020 were $783.0 million, an increase of 39 percent from 2019 fourth quarter net sales of $564.0 million. Net income in the fourth quarter of 2020 was $48.7 million, or $1.92 per diluted share, compared to net income of $28.8 million, or $1.14 per diluted share, in the fourth quarter of 2019. Adjusted EBITDA in the fourth quarter of 2020 was $88.1 million, compared to adjusted EBITDA of $57.1 million in the fourth quarter of 2019. Additional information regarding adjusted EBITDA, as well as a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, are provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The increase in year-over-year net sales for the fourth quarter of 2020 was primarily driven by record RV retail demand, in addition to the impact of acquisitions and organic growth across the Company's aftermarket segment and international markets. Net sales from acquisitions completed in 2019 and 2020 contributed approximately $73 million in the fourth quarter of 2020.

The Company's average product content per travel trailer and fifth-wheel RV, adjusted to remove Furrion sales from prior periods, for the twelve months ended December 31, 2020, increased $44 to $3,390, compared to $3,346 for the twelve months ended December 31, 2019. The content increase in towables was a result of organic growth, including new product introductions.

Full Year 2020 Results

Consolidated net sales for the full year 2020 were $2.8 billion, an increase of 18 percent from full year 2019 net sales of $2.4 billion. Net income for the full year 2020 was $158.4 million, or $6.27 per diluted share, compared to net income of $146.5 million, or $5.84 per diluted share, for the full year 2019. Adjusted net income for the year ended December 31, 2020 was $164.0 million, or $6.49 per diluted share. Adjusted EBITDA for the year ended December 31, 2020 was $328.2 million, compared to adjusted EBITDA of $275.6 million for the year ended December 31, 2019. Additional information regarding adjusted net income, adjusted diluted net income per common share, and adjusted EBITDA, as well as reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, are provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The increase in year-over-year net sales for the full year 2020 was primarily driven by the impact of acquisitions, organic growth in the Company's aftermarket segment, and record RV retail demand following COVID-19 shutdowns in the first half of the year. Net sales from acquisitions completed in 2019 and 2020 contributed approximately $375 million in 2020.

January 2021 Results

January 2021 consolidated net sales were approximately $309 million, up 38 percent from January 2020, as the significant increase in RV production continued into the new year to meet elevated RV retail demand. While the supply chain continues to have challenges, major issues were addressed through the course of 2020 and we are encouraged by the fact that we saw OEMs reduce downtime due to supply chain related issues in January.

Income Taxes

The Company's effective tax rate was 24.4 percent and 20.0 percent for the year and quarter ended December 31, 2020, respectively, compared to 23.5 percent and 18.5 percent for the year and quarter ended

December 31, 2019, respectively. The effective tax rate was favorably impacted during the fourth quarter of 2020 due to discrete adjustments, which resulted in an increase to diluted earnings per share of $0.15.

Balance Sheet and Other Items

At December 31, 2020, the Company's cash and cash equivalents balance was $51.8 million, up from $35.4 million at December 31, 2019. The Company generated net cash flows from operations of $231.4 million and used $182.1 million for acquisitions, $70.4 million for dividend payments to shareholders, and $57.3 million for capital expenditures in the twelve months ended December 31, 2020. The Company's outstanding long-term indebtedness, including current maturities, was $738.2 million at December 31, 2020, and the Company remained in compliance with its debt covenants. The Company believes that its current liquidity is adequate to meet operating needs for the foreseeable future.

Conference Call & Webcast

LCI will host a conference call to discuss its fourth quarter results on Tuesday, February 9, 2021, at 8:30 a.m. Eastern time, which may be accessed by dialing (877) 668-4883 for participants in the U.S./Canada or (825) 312-2360 for participants outside the U.S./Canada using the required conference ID 5185385. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (800) 585-8367 for participants in the U.S./Canada or (416) 621-4642 for participants outside the U.S./Canada and referencing access code 5185385. A replay of the webcast will be available on the Company's website immediately following the conclusion of the call.

About LCI Industries

LCI Industries, through its wholly-owned subsidiary, LCI, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting primarily of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors, and service centers. LCI's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; and other accessories. Additional information about LCI and its products can be found at www.lci1.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, retail and wholesale demand, integration of acquisitions, R&D investments, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of COVID-19, or other future pandemics, on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

###

LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
(In thousands, except per share amounts)

Net sales	$783,002	$564,021	$2,796,166	$2,371,482
Cost of sales	585,698	441,539	2,090,076	1,832,280
Gross profit	197,304	122,482	706,090	539,202
Selling, general and administrative expenses	133,851	84,837	483,156	338,992
Operating profit	63,453	37,645	222,934	200,210
Interest expense, net	2,610	2,290	13,453	8,796
Income before income taxes	60,843	35,355	209,481	191,414
Provision for income taxes	12,150	6,548	51,041	44,905
Net income	$48,693	$28,807	$158,440	$146,509

Net income per common share:
Basic	$1.93	$1.15	$6.30	$5.86
Diluted	$1.92	$1.14	$6.27	$5.84

Weighted average common shares outstanding:
Basic	25,166	25,042	25,134	24,998
Diluted	25,363	25,213	25,255	25,093

Depreciation and amortization	$24,614	$19,476	$97,980	$75,358
Capital expenditures	$28,683	$10,435	$57,346	$58,202

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$384,891	$302,740	$1,321,567	$1,276,718
Motorhomes	50,855	34,456	158,096	155,623
Adjacent Industries OEMs	189,942	158,007	688,248	659,560
Total OEM Segment net sales	625,688	495,203	2,167,911	2,091,901
Aftermarket Segment:
Total Aftermarket Segment net sales	157,314	68,818	628,255	279,581
Total net sales	$783,002	$564,021	$2,796,166	$2,371,482

Operating profit:
OEM Segment	$45,607	$33,856	$156,092	$165,290
Aftermarket Segment (1)	17,846	3,789	66,842	34,920
Total operating profit	$63,453	$37,645	$222,934	$200,210

Depreciation and amortization:
OEM Segment depreciation	$12,303	$11,601	$47,763	$46,020
Aftermarket Segment depreciation	2,902	1,673	12,344	5,580
Total depreciation	$15,205	$13,274	$60,107	$51,600

OEM Segment amortization	$6,654	$5,164	$26,325	$20,787
Aftermarket Segment amortization	2,755	1,038	11,548	2,971
Total amortization	$9,409	$6,202	$37,873	$23,758

(1) Full year 2020 results include a non-cash charge for inventory fair value step-up of $7.3 million incurred in the first nine months of 2020 related to CURT purchase accounting.

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	December 31,	December 31,
	2020	2019
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$51,821	$35,359
Accounts receivable, net of allowances of $5,642 and $3,144 at December 31, 2020 and 2019, respectively	268,625	199,976
Inventories, net	493,899	393,607
Prepaid expenses and other current assets	55,456	41,849
Total current assets	869,801	670,791
Fixed assets, net	387,218	366,309
Goodwill	454,728	351,114
Other intangible assets, net	420,885	341,426
Operating lease right-of-use assets	104,179	98,774
Other assets	61,220	34,181
Total assets	$2,298,031	$1,862,595

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term indebtedness	$17,831	$17,883
Accounts payable, trade	184,931	99,262
Current portion of operating lease obligations	25,432	21,693
Accrued expenses and other current liabilities	188,200	132,420
Total current liabilities	416,394	271,258
Long-term indebtedness	720,418	612,906
Operating lease obligations	82,707	79,848
Deferred taxes	53,833	35,740
Other long-term liabilities	116,353	62,171
Total liabilities	1,389,705	1,061,923
Total stockholders’ equity	908,326	800,672
Total liabilities and stockholders’ equity	$2,298,031	$1,862,595

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Twelve Months Ended December 31,
	2020	2019
(In thousands)
Cash flows from operating activities:
Net income	$158,440	$146,509
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	97,980	75,358
Stock-based compensation expense	18,502	16,077
Deferred taxes	(1,504)	3,416
Other non-cash items	2,229	(1,553)
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(45,028)	(25,452)
Inventories, net	(86,898)	57,790
Prepaid expenses and other assets	(29,158)	6,882
Accounts payable, trade	67,679	(12,189)
Accrued expenses and other liabilities	49,158	2,687
Net cash flows provided by operating activities	231,400	269,525
Cash flows from investing activities:
Capital expenditures	(57,346)	(58,202)
Acquisitions of businesses, net of cash acquired	(182,130)	(447,764)
Other investing activities	7,175	2,132
Net cash flows used in investing activities	(232,301)	(503,834)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(4,853)	(8,084)
Proceeds from revolving credit facility	543,991	655,387
Repayments under revolving credit facility	(430,390)	(628,891)
Proceeds from term loan borrowings	—	300,000
Repayments under term loan and other borrowings	(22,444)	—
Payment of dividends	(70,401)	(63,813)
Payment of contingent consideration related to acquisitions	(1,633)	(10)
Other financing activities	(222)	382
Net cash flows provided by financing activities	14,048	254,971
Effect of exchange rate changes on cash and cash equivalents	3,315	(231)
Net increase in cash and cash equivalents	16,462	20,431
Cash and cash equivalents at beginning of period	35,359	14,928
Cash and cash equivalents cash at end of period	$51,821	$35,359

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2020		2019	2020		2019
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	115.2		83.3	380.0		349.7
Motorhome RVs	12.4		10.3	40.7		46.6
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	82.8	(2)	63.6	445.3	(2)	397.8
Impact on dealer inventories	32.4	(2)	19.7	(65.3)	(2)	(48.1)
Motorhome RVs	8.6	(2)	8.4	43.3	(2)	46.0

				Twelve Months Ended
				December 31,
				2020		2019
LCI Content Per Industry Unit Produced: (3)
Travel trailer and fifth-wheel RV				$3,390		$3,346
Motorhome RV				$2,479		$2,287

				December 31,
				2020		2019
Balance Sheet Data (debt availability in millions):
Remaining availability under the debt facilities (4)				$352.2		$481.8
Days sales in accounts receivable, based on last twelve months				31.6		25.7
Inventory turns, based on last twelve months				5.7		5.7

				2021
Estimated Full Year Data:
Capital expenditures				$ 130 - $ 150 million
Depreciation and amortization				$ 110 - $ 120 million
Stock-based compensation expense				$ 20 - $ 30 million
Annual tax rate				24% - 26%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) December 2020 retail sales data for RVs has not been published yet, therefore 2020 retail data for RVs includes an estimate for December 2020 retail units. Retail sales data will likely be revised upwards in future months as various states report.
(3) The content figures presented were adjusted to remove Furrion sales from prior periods, as the Furrion distribution and supply agreement was terminated effective December 31, 2019.
(4) Remaining availability under the debt facilities is subject to covenant restrictions and, in the case of $150 million of such availability, the lender's discretion.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to adjusted net income and diluted net income per common share to adjusted diluted net income per common share.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
(In thousands, except per share amounts)
Net income	$48,693	$28,807	$158,440	$146,509
Non-cash charge for inventory fair value step-up	—	—	7,286	—
Income tax impact of inventory fair value step-up	—	—	(1,772)	—
Adjusted net income	$48,693	$28,807	$163,954	$146,509

Diluted net income per common share	$1.92	$1.14	$6.27	$5.84
Non-cash charge for inventory fair value step-up	—	—	0.29	—
Income tax impact of inventory fair value step-up	—	—	(0.07)	—
Adjusted diluted net income per common share	$1.92	$1.14	$6.49	$5.84

The following table reconciles net income to EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
(In thousands)
Net income	$48,693	$28,807	$158,440	$146,509
Interest expense, net	2,610	2,290	13,453	8,796
Provision for income taxes	12,150	6,548	51,041	44,905
Depreciation expense	15,205	13,274	60,107	51,600
Amortization expense	9,409	6,202	37,873	23,758
EBITDA	88,067	57,121	320,914	275,568
Non-cash charge for inventory fair value step-up	—	—	7,286	—
Adjusted EBITDA	$88,067	$57,121	$328,200	$275,568
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measures of adjusted net income, adjusted diluted net income per common share, and adjusted EBITDA to illustrate and improve comparability of its results from period to period. Adjusted net income is defined as net income adjusted for items that impact the comparability of the Company's results from period to period, which consisted of the inventory fair value step-up from the acquisition of CURT and related tax impacts during the twelve month period ended December 31, 2020. Adjusted diluted net income per common share is defined as net income per common share adjusted for items that impact the comparability of the Company's results from period to period, which consisted of the inventory fair value step-up from the acquisition of CURT and related tax impacts during the twelve month period ended December 31, 2020. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation and amortization expense, and other adjustments made in order to present comparable results from period to period, which consisted of the inventory fair value step-up from the acquisition of CURT during the twelve month period ended December 31, 2020. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.